UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2023

Petco Health and Wellness Company, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39878	81-1005932
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10850 Via Frontera

San Diego, California 92127

(Address of Principal Executive Offices)

(858) 453-7845

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.001 per share	WOOF	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2023, Jennifer Pereira resigned from the Board of Directors (the “Board”) of Petco Health and Wellness Company, Inc. (the “Company”), effective immediately. Also on June 23, 2023, Maximilian Biagosch provided notice to the Board of his intent to resign from the Board, effective June 29, 2023. These resignations were not due to any disagreement with the Company or any matter related to the Company’s operations, policies, or practices.

To fill the vacancy created by Mr. Biagosch’s resignation, on June 29, 2023, the Board appointed Iris Yen as an independent Class I director to hold office until the next election of Class I directors and until her successor shall have been duly elected and qualified or until her earlier death, resignation, removal, retirement, or disqualification. In connection with her appointment to the Board, Ms. Yen was also appointed to serve on the Audit Committee of the Board, replacing Gary Briggs.

To fill the vacancy created by Ms. Pereira’s resignation, on June 29, 2023, the Board appointed David Lubek as a Class II director to hold office until the next election of Class II directors and until his successor shall have been duly elected and qualified or until his earlier death, resignation, removal, retirement, or disqualification. In connection with his appointment to the Board, Mr. Lubek was also appointed to serve on the Nominating and Corporate Governance Committee of the Board, replacing Mary Sullivan who joined the Compensation Committee of the Board, succeeding Mr. Biagosch. All of the appointments were effective immediately.

Ms. Yen, 51, currently serves at NIKE, Inc. as Vice President, Global Technology North America, a position she has held since June 2022. In this role, she leads engineering, architecture, product management and program management for North America’s largest geography. She also served as an Observer and Advisor to the Company’s Board between December 2021 and June 29, 2023. Previously, Ms. Yen served as the Vice President, Global Nike Direct Digital Commerce from July 2020 to June 2022, overseeing Nike’s digital portfolio around the world, which includes platforms such as Nike App, SNKRS, Nike Run Club, Nike Training Club, and Nike Membership, and as Vice President of Greater China Nike Direct Digital Commerce from March 2019 to July 2020. She joined Nike in 2016 as Global Vice President of Strategy from Gap Inc., where she held multiple leadership roles, including serving as Gap’s Vice President of Corporate Strategy. Ms. Yen has also served on the Nike Foundation’s Board and Gap’s Political Action Committee, acted as the executive sponsor of Nike’s and Gap’s Asian-American networks, and is a Stanford Women on Boards member.

Mr. Lubek, 43, is currently Managing Director, Direct Private Equity at CPP Investment Board (“CPP Investments”), one of the Company’s sponsors, which he joined in September 2008. Prior to joining CPP Investments, Mr. Lubek worked at CIBC World Markets in the Mergers and Acquisitions investment banking group. Mr. Lubek also serves on the board of directors of the Jewish Immigrant Aid Service of Toronto and Kellogg Alumni Club of Toronto, and as a board observer for Ziply Fiber, a privately held internet service provider.

Ms. Yen and Mr. Lubek were designated to serve on the Board by Scooby Aggregator, LP, our controlling stockholder (the “Principal Stockholder”), pursuant to the Principal Stockholder’s director designation right as set forth in Section 2.1 of that certain Stockholder’s Agreement, dated as of January 19, 2021, by and among the Company and the stockholders named therein. Other than as described herein, neither Ms. Yen nor Mr. Lubek have any family relationships with any director or executive officer of the Company, and there are no transactions in which either of Ms. Yen or Mr. Lubek has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The Company will enter into its standard form of indemnification agreement for directors and certain officers, a copy of which was previously filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 28, 2023 and is incorporated herein by reference, with Ms. Yen and Mr. Lubek. In addition, as an independent director of the Board, Ms. Yen will receive compensation under the Company’s director compensation program as described in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 12, 2023; however, the value of the annual equity grant of restricted stock units (“RSUs”) under such program was subsequently increased from $150,000 to $165,000 effective as of July 6, 2023. In addition to her annual equity award under the Company’s director compensation program, Ms. Yen will also receive an initial equity grant of RSUs with a value of approximately $120,000, which will vest on July 6, 2024, subject to her continued service on the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Petco Health and Wellness Company, Inc.

Date: June 29, 2023	By:	/s/ Ilene Eskenazi
	Name:	Ilene Eskenazi
	Title:	Chief Legal and Human Resources Officer and Secretary